Exhibit 21.1

SUBSIDIARIES LIST

Direct and Indirect Subsidiaries

of StablecoinX Inc.

Name of Subsidiary	Jurisdiction of Incorporation
TLGY Acquisition Corporation	Cayman Islands
StablecoinX Assets Inc.	Delaware